Exhibit 10.16

Crown LNG Holding AS (CHO)
Drammensveien 147A 0277 Oslo, Norway	10th of January 2022

GBTron Limited

45 Pont Street

London SW1X0BD

United Kingdom

Attn.: Ashish Dixit

Sub: Engagement of services of GBTron Limited. (Referred to as the “Advisor”) by CROWN LNG Holding A.S. (referred to as the “Company”) (each a “Party” and together the “Parties”)

Dear Sir,

1. The Company is in the process of developing four or more platforms for liquefaction and regasification of natural gas in North America, Europe, India, and Southeast Asia with each platform having a capacity of a minimum 3 MMTPA (the Project).

1.1 The Company is in the process of securing pre-FID funding and preparing for public listing of the Company Shares in a public market within 12-18 months.

We write further to our discussions with your good selves regarding the Company’s interest in engaging your services as the Advisor for assisting the Company in reaching out to off-taker(s) (“Potential Buyers”) in United Kingdom and other countries as mentioned in Schedule I (the Territories) and tying up sale of LNG from the Project (the “Transaction(s)”). An initial list of Potential Buyers identified by the Advisor for this purpose is provided in Schedule II.

2. Through this engagement letter (the “Agreement”), it has been decided by the Company to engage the Advisor for rendering the following services to the Company (the “Services”):

2.1 Identifying and introducing of the Potential Buyers to the Company, and where the Company has already prior to this Agreement initiated discussions with the Potential Buyer, facilitation of discussions between the Company and such Potential Buyer;

2.2 Actively promote the Company and engage in marketing activities on behalf of the Company, including inter alia meeting Potential Buyers on a continuous basis;

2.3 Assist the Company in the development of new terminal projects including the bidding process for terminal projects, and offtake contracts, including obtaining all necessary bid forms and translation services for or on behalf of the Company;

2.4 Participate in negotiation meetings between the Company and Potential Counterparts and Buyers, or other venues as may be decided;

2.5 Assisting the Company in consummating with the Potential Buyer/Counterpart the Memorandum of Understanding (“MoU”)/Heads of Agreement (“HOA”)/TUA (Terminal User Agreements) (containing binding terms and conditions which would form the basis of SPA), and/or the final and definitive Agreement (“SPA”, “TUA”) in relation to the Projects;

2.6 Following up on the implementation of the Transactions;

2.7 Advise the Company as required in compliance with any required local regulatory, tax, accounting and/or budgetary procedures;

2.8 Advise the Company on the local corporate structure required to be established;

2.9 Advice the Company on any implications of Potential Buyers’ internal regulations in regard to the Transactions. This includes internal policies such as payment terms, liabilities and guarantees, intellectual property rights, and confidentiality;

2.10 Advice the Company regarding the development of contractual positions and strategies in order to finalize the Transactions with Potential Buyers;

2.12 Assist the Company in arranging its participation in trade shows and trade exhibits;

2.13 Assist the Company in the preparation of business plans, commercial and bidding strategies, and supporting documentation;

2.14 Provide market intelligence and analysis on the local market situation to the Company at any time when reasonably necessary. Present market/status reports for the Indian market with respect to the Company’s activities;

2.15 Advise the Company on local technical support and sourcing of the same;

2.16 Advise the Company on local content requirements and opportunities;

2.17 Coordinate and work with third parties as directed by the Company (including but not limited to the Company’s financiers, contractors, agents, consultants and advisors).

3. In consideration of the Services rendered by the Advisor to the Company, the Company agrees to pay the Advisor a sign-on fee of GBP 60.000 and a monthly retainer fee of GBP 20.000 invoiced and payable in kind in shares of the company by conversion of the fee/receivables.

Further:

3.5 Due to the funding allocations of the Company all available cash is used for project development. It is agreed that all fees payable to the Advisor shall be paid by the Company to the Advisor in kind, by issuing shares using a conversion rate of NOK 28,00 per share, within 60 business days from the receipt of the invoice.

3.6 It is expressly acknowledged by the Company that the Services being rendered by the Advisor in relation to the Potential Buyers would lay the foundation of the relationship between the Company and such Potential Buyers.

3.7 Out-of-pocket expenses incurred by the Advisor will be at Advisor’s own expense; and shall be acceptably reflected within the high Fee agreed.

4. The Advisor is responsible for all taxes, remittances, premiums or withholdings charged by its authorities in connection with all payments made by the Company to the Advisor pursuant to this Agreement including any income tax, withholding tax and stamp tax (collectively, the “Taxes”). Upon request by the Company, the Advisor may provide written proof of payment of Taxes.

5. The Advisor agrees to defend, indemnify, release, and hold the Company harmless from any; and all claims, expenses (including attorneys’ fees and court costs), losses or demands against the Company with respect to Taxes payable by the Advisor in connection with this Agreement.

6. For the avoidance of doubt, the Advisor will only receive the payments as outlined above for their services including bid preparation, bidding and contracts negotiations. Neither the Company nor the Advisor shall make any claim for additional compensation against the other Party.

7. In connection with Advisor’s engagement hereunder, the Company shall provide to Advisor information concerning the Company, the Project and the contemplated Transactions, that the Advisor reasonably requires.

8. The Company and its officials undertake, at all times, to keep the Advisor fully informed and in the loop for all discussions and correspondence with the Potential Buyers in relation to the Transactions and agree that it shall not in any way bypass or circumvent the Advisor in attempting to consummate any business with the Potential Buyers, whether during or after the termination of the Agreement.

9. The Company acknowledges that it shall be responsible for exercising its own decisions and undertaking independent verification of information supplied to it in relation to Potential Buyer and neither the Advisor nor any of its officers, employees or agents shall be liable for any direct, indirect or consequential loss or damage suffered by the Company on account of its dealings with the Potential Buyers.

10. Except in the case of gross neglect or willful misconduct, the Company agrees and undertakes to indemnify and save harmless Advisor, and its officers, employees, agents and representatives, from its movable and immovable properties, to the fullest extent lawful, from and against all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement and expenses (including without limitation attorneys’ fees and disbursements) relating to or arising out of any other act done by Advisor or its officers, employees, agents and representatives, pursuant to this Agreement, including but not limited to any claims from any Potential Buyer or any person proclaiming to have any rights vis-à-vis the Transactions or any regulatory authority.

11. The Advisor shall secure all required licenses, registrations, and permits required for the Advisor to perform the Services pursuant to this Agreement or required by the Company, according to any applicable law. The Advisor shall advise and assist the Company, upon reasonable request, to obtain any required license, approval, registration or permit required under any contract.

12. This Agreement may be terminated for convenience by either the Company or the Advisor by giving not less than 30 day’s prior notice in writing to the other Party. It is expressly acknowledged and understood that the termination for convenience of the Agreement by the Company shall not affect the obligation of the Company to pay Fee to Advisor as contemplated in Section 3 above.

This Agreement may also be terminated by either the Company or the Advisor in case of a breach by such other Party. The notice intimating the termination must specify the material breach and give the other Party an opportunity to rectify the same. The Parties shall in good faith attempt to resolve the matter and avoid termination of the Agreement. It is expressly acknowledged and understood that the termination for breach of the Agreement by the Company shall release the Company from any; and all obligations to pay Fee to Advisor.

13. The advisor shall perform its Services hereunder as an independent contractor. It is expressly understood and agreed to by the Parties hereto that Advisor shall have no authority to act for, represent or bind the Company in any manner, except as may be agreed to expressly by the Company in writing from time to time.

14. The Company confirms that the Advisor has been exclusively mandated to provide the aforesaid Services in relation to the Transactions vis-à-vis the Potential Buyers in the Territories and that the Company shall not appoint any other advisor / consultant for the same without prior written approval from Advisor.

15. If a dispute is not amicably resolved within ninety (90) Days of reference, the dispute shall be finally settled under the Rules of the Arbitration Act of 2004, Norway by a single (1) arbitrator appointed in accordance with the said Rules. The place of arbitration shall be Oslo. The arbitrator shall determine the matters in dispute in accordance with Norwegian law and the English language shall be used throughout the arbitration proceedings.

16. Each of the rights of Advisor or the Company under this agreement are independent, cumulative and without prejudice to all other rights available to it, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of Advisor or the Company, whether under this Agreement or otherwise.

17. Relationship of the Parties: Advisor acknowledges and agrees that (a) it is an independent contractor and (b) it and the Company are not, by virtue of this Agreement or otherwise, joint ventures, partners, employer/employee, franchiser/franchisee or fiduciaries of any kind. Advisor is responsible for the control and acts of its employees, representatives and agents. Neither Party is authorized to bind the other Party with respect to any matter, including, without limitation, express or implied agreements, guarantees, representations or debts. Advisor shall do nothing that would discredit, injure the reputation of, or reflect adversely upon Company or its products or services.

18. The Advisor warrants and represents that (a) it has full authority and ability to make and perform this Agreement in accordance with its terms; (b) the making or performance of this Agreement by Representative will not violate any rights of, agreements with, or obligations to any third parties; (c) Representative will comply with all applicable securities or other laws, rules and regulations relating to the Agreement; and (d) Representative will not circumvent or otherwise frustrate the intent of this Agreement.

19. The Company warrants and represents that (a) it has full authority and ability to make and perform this Agreement in accordance with its terms; (b) the making or performance of this Agreement by Client will not violate any rights of, agreements with or obligations to any third parties; (c) Client will comply with all applicable securities or other laws, rules and regulations relating to the Agreement, and (d) Client will not circumvent or otherwise frustrate the intent of this Agreement.

20. In connection with the matters described herein, the Parties expressly prohibit each other and their consultants, contractors, and representatives from making, offering, or promising any illegal or otherwise improper payment or transferring anything of value to any governmental or party official, any company official or employee, or any other third party. The Parties shall comply with any applicable anti-bribery, anti-corruption, and anti-money laundering laws, including the Foreign Corrupt Practices Act and any other similar laws and regulations, whether US or foreign. Failure to comply with this Section 11 shall be cause for termination of this Agreement.

21. The Advisor shall at any time perform and/or participate in compliance checks as required by the Company or the Company’s financiers. Furthermore, the Company shall have the right to carry out audits as reasonably required to verify that Advisor is in compliance with the provisions of this Agreement and other applicable law and regulations. Such audit may be performed by Company in its own name, the Company’s financiers, or by a third party contracted by the Company or any of its financiers.

22. The Parties shall maintain the confidentiality of the terms hereof and any confidential and proprietary data exchanged or developed hereunder and shall not share such terms or data with any third party who has not agreed to maintain the confidentiality thereof. Neither Party shall issue any public statement or press release relating to any aspect of this Agreement without the prior consent of the other Party.

23. The Agreement shall be governed by and construed in accordance with the Laws of Norway.

24. All notices under this agreement shall be made by way of email followed by a courier to the address mentioned below:

Notice to Company:

Attention: Jorn Husemoen

Email: jorn@crownlng.com

Address: Drammensveien 147A, 0277 Oslo, Norway

Notice to Advisor:

Attention: Ashish Dixit

Email: ashish@LNG9.com

Address: Same as the company

25. Kindly countersign and return to us a copy of this letter of agreement signifying your acceptance of the above.

For CROWN LNG HOLDING A.S.

/s/ Jorn Husemoen
Name: Jorn Husemoen
Director

Signed and Accepted
For GBTron Limited .

/s/ Ashish Dixit
Ashish Dixit
Director

Schedule I

List of Territories (on a non-exclusive basis): UNITED KINGDOM

Schedule II

List of the Potential Buyer*: Various, as per requirement

*	List of Potential Buyers above includes subsidiaries, holding companies, joint ventures and affiliates of the said companies.